Entrustment Purchase Agreement
Contract No.: ¥SJH-09-01

Entrusting Party: Beijing Jianxin Shihua Technology Development Co., Ltd. (“Party A”)
Entrusted Party: Petrochemical Engineering Ltd. (“Party B”)

According to Article 16, 18 and 20 of Procurement Law of People’s Republic of China and other related laws and regulations, Party A entrusts Party B to carry on the purchase service, Party A and Party B have reached the following agreements:

Article 1 Party A entrusts Party B to carry on the purchase of two sets of tower bottom coke unloading valve and one set of liquid pressure control system.

Article 2 The specific requirements of the entrustment:
a. Time of the purchase: before July 15, 2009
b. Special supplier requirements: designates U.S. DELTAVALVE BUSINESS UNIT OF CURTISS-WRIGHT FLOW CONTROL COMPANY as the supplier.
c. Other requirements: as specified in the Technical Agreement of Tower bottom Coke Unloading Valve of Delayed Coking Devise of Petrochina Quanzhou 1.6 million metric ton/ year Project

Article 3 Party A shall provide main articles of the draft purchase agreement, including but not limited to, the content of the goods, time, location, method of examination, method of payment and breach liability, to Party B before Party B starts its purchase activity so that Party B can make the corresponding purchase agreement. (The specific content of this article shall be provide to Party B by Party A in writing)

Article 4 Party A shall wire the purchasing fund into an account designated by Party B within three business days before Party B starts its purchase activity, otherwise, Party B may not carry on the purchase. If the purchase fund can not be wired into the account in time due to certain special situations, Party A shall submit an application to Party B and Party B may start purchase activity after it approves Party A’s application.

Article 5 When Party A makes payment to supplier, it shall issue an Entrustment Payment Notification to Party B. Party B shall examine the performance of the purchase agreement within five business days after it receives the notification. If the performance meets the requirements as specified in the purchase agreement and distribution agreement, Party B shall issue Entrustment Payment Notification to the Procurement Office and make the payment.

Article 6 This project shall be examined by the purchaser or purchase center.

Article 7 Party A and Party B shall actively and cooperatively finalize related issues unspecified in this agreement.

Article 8 The agreement shall be effective after Party A and Party B affix their seals to this agreement. The agreement shall have two copies. Each party shall have one copy.

Party A(seal):	Party B (seal):